Exhibit 99.2

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1885. Member SIPC and NYSE.

CONSENT OF PIPER SANDLER & CO.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Trust Corporation (the “Company”) as Annex C to the Information Statement/Prospectus relating to the proposed merger of the Company with BancPlus Corporation contained in the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission, and to references to such opinion and the quotation or summarization of such opinion in such Information Statement/Prospectus and the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Information Statement/Prospectus and the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Piper Sandler & Co.

New York, New York

November 23, 2021